SETTLEMENT AGREEMENT

SETTLEMENT AGREEMENT (this “Agreement”) dated as of August 30, 2007 by and between MISONIX, INC., a New York corporation (“Misonix”), and William H. Phillips (“Phillips”). Misonix and Phillips are referred to individually and collectively as “Party” or the “Parties.”

WHEREAS, Misonix, Phillips and G. Wayne Moore are parties to that certain Option Agreement, dated November 4, 1999 (the “Option Agreement”);

WHEREAS, Section 7 of the Option Agreement provides that Phillips has the right and option to require Misonix to acquire 204.08 shares (the “Shares”) of the common stock of Acoustic Marketing Research, Inc. (“Acoustic Marketing”) in accordance with the terms and provisions of Section 7 of the Option Agreement;

WHEREAS, Phillips has previously notified Misonix of his desire to exercise his right and option to require Misonix to purchase the Shares;

WHEREAS, certain disputes have arisen among the Parties concerning the purchase price to be paid by Misonix for the Shares pursuant to the Option Agreement; and

WHEREAS, the Parties wish to resolve the disputes between them without the necessity of litigation or arbitration.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises hereinafter set forth, it is hereby agreed as follows:

1. Payment for Shares.

(a) Notwithstanding anything to the contrary contained in Section 7 of the Option Agreement, Misonix shall pay to Phillips the aggregate sum of $1,214,780 (the “Purchase Price”).

(b) The Purchase Price shall be payable in four (4) installments in accordance with the following schedule:

Date	Amount

On or before June 7, 2007	$296,118
On or before September 1, 2007	$311,272 (includes $15,154 in interest)
On or before December 1, 2007	$306,220 (includes $10,102 in interest)
On or before March 1, 2008	$301,170 (includes $5,051 in interest)

Phillips hereby acknowledges receipt of the $296,118 required to be paid on or before June 7, 2007.

(c) All payments of the foregoing installments shall be made by wire transfer to a bank account designated by Phillips, or, at the option of Phillips, by certified or bank cashier’s check.

(d) In the event that the payment of an installment provided for by subsection (b) above is not made when due, Phillips shall provide Misonix with a Notice of Default, in accordance with the procedure provided for below, which Notice shall state that the payment of the installment had not been made when due and which shall declare the amounts owed by Misonix, including both the overdue installment and any and all future installments of the balance of the Purchase Price set forth in Section 1(b) of this Agreement (the “Accelerated Amount”) to be deemed forthwith due and payable unless payment of the overdue installment is received by Phillips within five (5) business days of receipt of said Notice of Default. Default interest at the rate of nine (9%) percent per annum shall accrue on the overdue installment and, if applicable, the unpaid portion of the Accelerated Amount until such time as the Accelerated Amount shall have been fully paid.

(e) In the event that interest accrues on the unpaid portion of the Accelerated Amount, such interest will be compounded weekly.

2. Escrow of Shares and Related Materials.

(a) Concurrently with the execution of this Agreement, Phillips is delivering a stock certificate representing the Shares to be held in escrow by his counsel, Thelen Reid Brown Raysman & Steiner LLP (“Thelen Reid”) along with four (4) stock powers duly executed in blank. Thelen Reid shall hold such stock certificate and stock powers in escrow and release them to Siller Wilk LLP, counsel for Misonix (“Siller Wilk”), in tranches of 51.02 Shares each upon confirmation from Phillips that he has received the appropriate payment in accordance with Section 1(b) above. Misonix will issue a certificate for the balance of the Shares after each such tranche is released to it pursuant to this Section 2(a). Misonix acknowledges receipt of the certificate representing the Shares and is concurrently herewith delivering to Thelen Reid a certificate representing the balance of the Shares, giving effect to the delivery of 51.02 Shares.

(b) Misonix hereby delivers to Siller Wilk a Release in the form attached hereto as Exhibit 1 (the “Misonix Release”). The Misonix Release shall be held in escrow by Siller Wilk and shall be delivered to Thelen Reid upon receipt by Siller Wilk of the final tranche of the Shares.

(c) Phillips hereby delivers to Thelen Reid a Release in the form attached hereto as Exhibit 2 (the “Phillips Release”). The Phillips Release shall be held in escrow by Thelen Reid and shall be delivered to Siller Wilk upon receipt by Phillips of the final installment of the Purchase Price.

(d) Misonix hereby delivers to Thelen Reid a New York confession of judgment in the form attached hereto as Exhibit 3 (the “Confession of Judgment”), by which Misonix consents to the entry of judgment against it in the full amount of the Purchase Price (less any payments made hereunder), such Confession of Judgment to be held by Thelen Reid and not released or filed until the earliest date on which Phillips is entitled to accelerate the amounts due hereunder.

3. Phillips’ Covenants. For so long as the Shares are held in escrow pursuant to Section 2(a) above, Phillips covenants and agrees that he will not pledge, encumber or transfer any of the Shares.

4. No Admission of Liability. This Agreement is not intended to be and shall not be deemed to be an admission of liability or of any fact by any of the Parties.

5. No Release of Certain Obligations. Nothing contained in this Agreement or in the Releases provided for in Sections 2(b) and 2(c) shall release any of the Parties from its obligations under this Agreement.

6. Notices. Except as otherwise specifically provided herein, all notices, requests, demands and other communications hereunder shall be given in writing and shall be made by (a) personal delivery, (b) recognized overnight courier (e.g., Federal Express), or (c) U.S. Post Office certified mail, return receipt requested, postage prepaid, and addressed as follows:

i.	if to Misonix, to:

MISONIX, INC.

1938 New Highway

Farmingdale, NY 11735

Attention: Michael A. McManus, Jr.

President and Chief Executive Officer

with a copy to:

Joel I. Frank, Esq.

Siller Wilk LLP

675 Third Avenue

New York, NY 10017

ii.	if to Phillips, to:

William H. Phillips

211107 SE 28th Place

Sammamish, WA 98075

with a copy to:

Akiva M. Cohen, Esq.

Thelen Reid Brown Raysman & Steiner LLP

875 Third Avenue

New York, NY 10022

7. Notice of Default. For purposes of the Notice required by Section 1(d) of this Agreement, Notice from Phillips to Misonix shall be deemed to have been received by Misonix upon the earlier of: (i) receipt by Misonix of Notice by the method provided for in Section 6 of this Agreement; or (ii) the delivery by e-mail of an electronic copy of such Notice to both jfrank@sillerwilk.com and mmcmanus@misonix.com, which electronic copy shall be sent in addition to, and not in lieu of, written notice in accordance with the requirements of Section 6 of this Agreement.

8. Entire Agreement. This Agreement sets forth the full and complete understanding of the Parties with respect to the subject matter hereof. This Agreement may not be modified or amended except by a writing executed by the Party to be charged.

9. Waiver. No failure on the part of any Party to enforce any covenant or provision herein contained shall be deemed a waiver hereunder by such Party, or discharge or invalidate such covenant or provision, or affect the right of such Party to enforce the same in the event of any subsequent default.

10. Governing Law and Consent to Jurisdiction. This Agreement shall be construed in accordance with and governed by the laws of the State of New York without regard to choice of law principles. Each of the Parties consents to the exclusive jurisdiction of the Federal and State courts of the State of New York for Suffolk County for the decision of any disputes relating to this Agreement, and each agrees not to assert by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that such Party is not personally subject to the jurisdiction of such court, that the suit, action, or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that this Agreement may not be litigated in or by such court.

11. Counterparts. This Agreement may be signed in counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

12. Headings. The section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, each of the parties hereto has executed or caused this Agreement to be executed on its behalf by a duly authorized officer or other party.

MISONIX, INC.
By:	/s/ Michael A. McManus, Jr.
Name: Michael A. McManus, Jr. Title: President and Chief Executive Officer

/s/ William H. Phillips
William H. Phillips

THELEN REID BROWN RAYSMAN & STEINER LLP (For purposes of Sections 2(a), 2(c) and 2(d) only)
By:	/s/ Eli R. Mattioli
Name: Eli R. Mattioli Title: Partner

SILLER WILK LLP (For purposes of Sections 2(a) and 2(b) only)
By:	/s/ Joel I. Frank
Name: Joel I. Frank Title: Partner